Exhibit (d)5.3

LETTER AGREEMENT

Russell Fund Services Company

P.O. Box 1591

Tacoma, WA 98401-1591

Re:	Amended and Restated Administrative Agreement

This Letter Agreement relates to the Amended and Restated Administrative Agreement between Russell Investment Company (“RIC”) and Russell Fund Services Company (“RFSC”) dated January 1, 2008 (the “Administrative Agreement”). RIC advises you that it is creating a new fund to be named the Russell Commodity Strategies Fund (the “New Fund”) and that New Fund desires RFSC to provide administrative services to it pursuant to the terms and conditions of the Administrative Agreement. Section 6A of the Administrative Agreement is hereby amended to include the New Fund, each with an annual administrative fee of 0.05% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Administrative Agreement by executing this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this ____ day of ______________.

RUSSELL FUND SERVICES COMPANY

By:
Greg J. Stark
President